Exhibit 10.1

IBERIABANK CORPORATION

SUPPLEMENTAL STOCK OPTION PLAN

Restricted Stock Award Agreement

Award No.
Date

You are hereby awarded Restricted Shares subject to the terms and conditions set forth in this Restricted Share Award Agreement (“Award Agreement”), and in the ISB Financial Corporation Supplemental Stock Option Plan (the “Plan”), which is attached hereto as Exhibit A. You should carefully review these documents, and consult with your personal financial advisor in order to fully understand the implications of this Award, including your tax alternatives and their consequences.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of IBERIABANK Corporation (the “Company”) or the Committee pursuant to Article IV of the Plan, and that such determinations, interpretations or other actions are (in the absence of bad faith or fraud) final, conclusive and binding upon all parties, including you, your heirs, and representatives. Capitalized terms are defined in the Plan or in this Award Agreement.

1. Number of Shares. This Award provides you with the right to receive eight hundred and thirteen (813) shares of the Company’s common stock (“Common Stock”), subject to Section 8.11 of the Plan and the vesting rules set forth there and here. All of these shares will be transferred to you immediately upon vesting, (i) subject to the terms and restrictions set forth here and in the Plan, and (ii) bearing the following legend:

Any sale, transfer, encumbrance or other disposition (whether voluntary or involuntary, by gift or otherwise) of the Shares represented by this certificate is restricted by the terms of a Restricted Stock Award Agreement dated                  ,         . A copy of this document is on file at the principal office of the IBERIABANK Corporation and may be inspected during its regular business hours. By acceptance of this certificate, the holder hereof agrees to be bound by the terms of such Restricted Stock Award .

2. Dividends. Any cash dividends on your Restricted Shares will be paid by the Company in accordance with Section 8.11(c) of the Plan.

3. Vesting Rules. Your right to the shares subject to this Award shall become vested and nonforfeitable as to one third (33 1/3%) of the shares covered by this Award Agreement upon each of the three anniversaries of the annual meeting of the Company’s shareholders following the date of this Award Agreement, subject to acceleration as provided in the Plan and in Section

4 below, to any shareholder approval condition in the Plan, and to the your completion of each of the three one-year periods of continuous service not ending before the vesting date. In the event that you terminate service to the Company for any reason other than your Retirement, Disability, or death, any shares not vested will be permanently forfeited.

4. Accelerated Vesting. To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

☐	100% vested if your service to the Company ends due to your death or “Disability” within the meaning of Section 409A of the Code;

☐	100% vested if your service ends due to your Retirement at or after you have attained the age of 70.

5. Issuance of Restricted Shares. Until all vesting restrictions lapse, any certificates that you receive for Restricted Shares will include a legend stating that they are subject to the restrictions set forth in the Plan and this Award Agreement. The Company may, in its discretion, hold such Restricted Shares in escrow until vesting occurs.

6. Lapse of Vesting Restrictions. As vesting restrictions lapse, the Company shall cause certificates for Shares to be issued and delivered to you, with such legends and restrictions that the Committee determines to be appropriate. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

7. Notices. Any notice, payment or communication required or permitted to be given by any provision of this Award Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, to its main office (attention: Supplemental Stock Option Plan Committee); (ii) if to you, at the address set forth on the signature page hereto. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices to such party hereunder. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date such notice is received or properly mailed.

8. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

9. Modifications. This Award Agreement may be modified or amended at any time by the Committee, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award Agreement, unless there is an express Plan provision permitting the Committee to act unilaterally to make the modification.

10. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes.

11. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary to your interest, if any, in the Restricted Shares awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in a form acceptable to the Company and delivering an executed copy of such Designation of Beneficiary to the Company.

12. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

13. Governing Law. The laws of the State of Louisiana shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

IN WITNESS WHEREOF, this Agreement is executed as of the              day of                     , 2005. BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

IBERIABANK Corporation

By:
Name:
Title:

PARTICIPANT The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.
By:

Name of Participant:

Address